Exhibit 4.2

Plan Document

Orange Employee Share Offering 2021

“Together 2021”

U.S. EMPLOYEE PLAN DOCUMENT

1

I.	INTRODUCTION

This document sets forth the terms and conditions of the Plan as applicable to U.S. employees, which involves the offering of Shares to eligible employees of the Company and its majority-owned subsidiaries who reside in the United States.

II.	DEFINED TERMS

As used in this document, the following terms have the meanings indicated below.

Defined Term	Meaning
“Bonus Shares”	As defined in Section III.G.8 below.
“Committee”	As defined in Section III.G.9 below.
“Company”	Orange SA, a French Company.
“Delivery Date”	The date on which Shares acquired pursuant to the Plan are delivered to Participating Employees through transfer to accounts maintained on their behalf with the Registrar.
“Eligible Employees”	Employees who are eligible to acquire Shares under the Plan. The conditions for eligibility are set forth in Section III.B below.
“Lock-up Period”	As defined in Section III.F.2 below.
“Offering 2021”	Second offering under the Plan. The Company may propose new offerings under similar terms in the future pursuant to the Plan (but shall be under no obligation to do so).
“Offering Price”	As defined in Section III.D below.
“Orange Group”	As defined in Section III.G.9 below.
“Participating Employee”	An Eligible Employee who elects to acquire Shares under the Plan.
“Plan”	The terms and conditions of the Orange Employee Share Offering as set forth in this document.
“Price-Fixing Date”	As defined in Section III.D below.
“Reference Price”	As defined in Section III.D below.
“Registrar”	BNP Paribas Securities Services, which has been retained by the Company to perform certain administrative functions in connection with the Plan and to manage Shares that are held in direct registered form.

2

Defined Term	Meaning
“Reservation and Subscription Form”	As defined in Section III.G.3 below.
“Reservation Period”	A period of time to be fixed by the Company for each offering under the Plan, during which Eligible Employees may submit reservation orders which are non-binding requests to acquire Shares under the Plan. These requests may be cancelled by the Eligible Employees during the Revocation/Subscription Period.
“Revocation Form”	As defined in Section III.G.3 below.
“Revocation/Subscription Period”	A period of time to be fixed by the Company for each offering under the Plan, during which Eligible Employees may cancel their reservation orders. Upon expiration of this period, outstanding reservation orders become binding and irrevocable subscription orders. In addition, Eligible Employees who have not reserved Shares during the Reservation Period may submit limited subscription requests during the Revocation/Subscription Period. The Company may in the future choose to make offerings without a Revocation/Subscription Period or other analogous time period during which Eligible Employees may revoke their reservations.
“Securities Act”	As defined in Section III.G.7 below.
“Shares”	The Ordinary Shares of the Company. Each Share has a nominal value of 4 euro.
“U.S. Subsidiaries”	Those companies organized within the United States in which the Company owns, directly or indirectly, a majority interest:
• GlobeCast America Inc
• Orange Silicon Valley LLC
• Orange Business Services US Inc
The Company may, from time to time, update the list of U.S. Subsidiaries.
“Worldwide Employee Offering”	An offering of Shares to eligible employees of the Company and its majority-owned subsidiaries throughout the world. Offerings made pursuant to the Plan constitute parts of Worldwide Employee Offerings.

III.	TERMS AND CONDITIONS OF THE PLAN
A.	Purpose

The purpose of the Plan is to enable Eligible Employees to acquire Shares on preferential terms and thereby to encourage them to align their interests with those of the Company. Shares offered under the Plan may be new Shares issued through a capital increase or existing Shares delivered from the Company’s treasury stock.

The Plan is not subject to the provisions of the U.S. Employee Retirement Income Security Act of 1974, as amended, and is not a “qualified plan” under Section 401(a) of the U.S. Internal Revenue Code of 1986, as amended.

3

B.	Eligibility

“Eligible Employees” include all individuals who, at the moment of remittance of a Reservation and Subscription form, are employed on a regular full-time basis, or on a regular part-time basis, by any U.S. Subsidiary subject to a minimum employment condition of three months as of the last day of the Revocation/Subscription Period or such other period as shall be determined by the Company in respect of future offerings under the Plan.

Eligible Employees include employees of the Company or a U.S. Subsidiary who otherwise meet the requirements described in the preceding paragraph, but who are absent from active service due to an authorized leave for disability, workers compensation, family leave or other authorized leave of absence.

Former employees of the Company or a U.S. Subsidiary (retired or otherwise) are not Eligible Employees.

C.	Reservation Period for the Offering 2021

The Reservation Period for the Offering 2021 is expected to open at 9:00 A.M. (Paris time) on Friday, September 17, 2021, through 11:59 P.M. (Paris time) on Thursday, September 30, 2021.

The Company reserves the right to change the expected start or end dates of the Reservation Period for the Offering 2021. The Company will notify Eligible Employees of any such change.

The Company may propose new offerings in the future by providing to Eligible Employees information regarding the dates of the Reservation Periods of each such offering.

D.	Offering Price

The Offering Price is calculated as 70% of the average of the daily volume-weighted average prices over the 20 trading days preceding a given date specified by the Company (the “Price-Fixing Date”) (the average price is called the “Reference Price”), i.e., a 30% discount on the Reference Price. Eligible Employees will be informed of the Offering Price prior to the start of the Revocation/Subscription Period.

The Company will convert the Offering Price to U.S. dollars. See section E.1 below.

E.	Revocation/Subscription Period for the Offering 2021

The Revocation/Subscription Period for the Offering 2021 is expected to open at 9:00 A.M. (Paris time) on Thursday, November 4, 2021 and will remain open until 11:59 P.M. (Paris time) on Monday, November 8, 2021.

The Company reserves the right to change the expected start or end dates of the Revocation/Subscription Period for the Offering 2021. The Company will notify Eligible Employees of any such change.

The Company may propose new offerings in the future by providing to Eligible Employees updated information regarding the dates of the Revocation/Subscription Period of each such offering.

F.	Specific Terms

Eligible Employees under the Plan will benefit from the following terms:

4

1.	Conversion of Purchase Price to U.S. Dollars

Participating Employees in the United States will make payment for the Shares subscribed in U.S. dollars.

This U.S. dollar equivalent of the initial amount due for the Shares purchased under the Plan is based on an exchange rate established immediately prior to the Price-Fixing Date. For the Offering 2021, the Offering Price will be converted in U.S. dollars at the exchange rate applicable on November 2, 2021. The Company’s determination of these U.S. dollar amounts is final, binding and conclusive on all Participating Employees.

Participating Employees bear the risk of exchange rate fluctuations between the euro and the U.S. dollar for so long as they hold the Shares acquired under the Plan, while the Company will assume the risk of fluctuations between the date of determination of the purchase price in U.S. dollars and the Delivery Date.

2.	Restrictions on Resale

A Participating Employee may not sell, pledge or otherwise transfer (including by gift) any Shares purchased pursuant to the Plan for a period of five years from the Delivery Date. This period is referred to herein as the “Lock-up Period.”

A Participating Employee may not liquidate his or her investment by selling, pledging or otherwise transferring his or her Shares purchased under the Plan during the Lock-up Period and must, therefore, bear the financial risk of their investment during the Lock-up Period.

However, Shares may be sold before the end of the Lock-up Period in certain exceptional situations listed below:

•	Marriage or civil union agreement (*);
•	Birth or adoption of a third (or subsequent) child provided that the household of the Participating Employee is already financially responsible for at least two children (*);
•	Divorce or separation when it is accompanied by a court decision specifying that Participating Employee’s home is to be the sole or shared ordinary place of residence of at least one child (*);
•	Termination of the Participating Employee’s employment with the Company or U.S. Subsidiary;
•	Use of invested amounts for the purpose of creation of certain type of business by the Participating Employee, spouse or child (*);
•	Use of invested amounts for the purpose of acquisition or enlargement of a principal residence which includes the creation of new living space (*);
•	Disability of Participating Employee or disability of spouse or child;
•	Death of the Participating Employee or death of spouse;
•	Overindebtedness acknowledged by a judge;
•	Violence committed against the employee by his/her spouse, partner, civil partner, or his/her former spouse, partner or civil partner.

A Participating Employee must submit requests for early release to his or her employer. The employer may approve or reject the request for early release in its sole discretion. For events marked (*), the request for early release must be submitted to the Participating Employee’s employer within six months following the occurrence of the event. Events giving rise to the right to request early release from the Lock-up Period are determined in accordance with French law. The Company’s determination as to whether a Participating Employee has met the conditions for early release shall be final and definitive. The Company may amend the list of events giving rise to the right to request early release with respect to any future offering in order to comply with French law or for any other reason.

5

3.	Payment Terms

A Participating Employee must make payment in full for Shares acquired under the Plan. A Participating Employee is required to make a wire transfer for the full purchase price of their Shares (in the equivalent U.S. dollar amount as provided in the Reservation and Subscription Form). For the Offering 2021, payment must be received no later than 25 November, 2021.

4.	Consequences of a Default in Payment

All orders under the Plan will become binding and irrevocable at the end of the Revocation/Subscription Period.

A default in payment of the Offering Price due for Shares acquired under the Plan will not relieve a Participating Employee of his or her obligations under the Plan. The Company may enforce its right to be paid any delinquent amount and/or may seek recovery of any damages it may incur as a result of the Participating Employee’s default.

5.	Termination of Employment

The following terms shall apply upon termination of a Participating Employee’s employment, whether by retirement, voluntary resignation, involuntary termination or otherwise.

Early Release from Lock-up Period. A Participating Employee may request early release from the Lock-up Period’s restrictions upon his or her termination of employment.

Payment Obligations. Termination of employment will not affect a Participating Employee’s rights to Shares acquired under the Plan or the obligation to pay for them.

G.	Certain General Terms and Conditions
1.	Allotment and Allocation

The number of Shares available for each Worldwide Employee Offering is capped. For the Worldwide Employee Offering 2021, the maximum number of Shares available is calculated based on a total maximum amount of subscription (including cost of Bonus Shares for employees) of €260 million; based on a Share price of €10 the maximum amount would be 26 million Shares. If total employee orders in the Worldwide Employee Offering 2021 exceed the maximum amount as calculated, an allocation or reduction rule will be applied as follows:

-	a maximum amount (to be converted in a number of Shares) available per Participating Employee will be calculated;
-	all requests that are less than or equal to this maximum will be filled;
-	requests above the maximum will be reduced so that each Participating Employee receives no more than the maximum number of Shares calculated pursuant to this Section III.G.1.
2.	Maximum and Minimum investment

The minimum investment amount is equal to €15 (or its equivalent in USD).

Under applicable French law, the amounts that can be invested in the Plan by a Participating Employee are capped at an amount equal to 25% of the gross annual compensation of such Participating Employee.

3.	Participation Formalities

A Participating Employee must submit his or her reservation and subscription request by completing a form (the “Reservation and Subscription Form”) on-line via a secure website with an ID and passcode provided by the Company (or under its instruction) to each Eligible Employee. Paper forms will be available on request. On-line reservation orders and revocation and subscription orders can be modified until the end of the Reservation Period and Revocation/Subscription Period, respectively.

6

If the Reservation and Subscription Form is submitted during the Reservation Period, it may be revoked during the Revocation/Subscription Period by submitting a Revocation and Subscription Form. Following this Revocation/Subscription Period, and provided that the Eligible Employee does not revoke his or her reservation, the order will become a final and binding subscription order.

If the Reservation and Subscription Form is submitted during the Revocation/Subscription Period, the order is deemed to become a final and binding subscription order on the last day of the Revocation/Subscription Period. During this period, subscription amounts are limited. In the Offering 2021, subscriptions during the Revocation/Subscription Period cannot exceed a value of €150 (or its equivalent in USD).

All orders that became binding and irrevocable at the end of the Revocation/Subscription Period will constitute a legally enforceable contract of the Participating Employee at that time.

If the total subscription requests received exceed the maximum amount available for the Offering 2021 (see 1. Allotment and Allocation above), reduction of requests will be calculated and the Participating Employee will be notified of the number of Shares allocated to him or her. Shares will be allocated in whole numbers only. Any funds paid but not applied to the acquisition of Shares will be refunded to the Participating Employee as soon as practicable after the Delivery Date.

Participating Employees will also be advised of any applicable withholding tax payment. See “Required Tax Payments” below.

4.	Required Tax Payments

The Company or its U.S. Subsidiaries are required to withhold U.S. federal income tax and, where applicable, state and local income and employment taxes applicable to compensation realized upon the acquisition of Shares under the Plan. Participating Employees who are citizens or permanent residents of the United States, or otherwise subject to taxation in the United States on compensation earned from the Company or its U.S. Subsidiaries, will recognize ordinary income for U.S. federal income tax purposes in (1) an amount equal to (i) the fair market value of the Shares purchased, determined at the time Shares are allocated to Participating Employees, minus (ii) the Offering Price and (2) the full fair market value of the Bonus Shares transferred to the Participating Employee as an employer matching contribution. U.S. federal employment taxes (Social Security and Medicare (FICA and FUTA) taxes), as well as state and local income tax, may also be due, depending on the circumstances of the Participating Employee.

Prior to or concurrently on the Delivery Date, the Company or its U.S. Subsidiaries will notify Participating Employees of the applicable amount of the taxes required to be paid in connection with their investment. Required tax amounts will be withheld from future payments of salary (or payments of other compensation) to Participating Employees to the extent possible. If the Participating Employee’s employer determines that salary withholding will not be an adequate or feasible way to satisfy withholding tax obligations, such Participating Employee will be required to forward a check in the appropriate amount to the Company or the appropriate U.S. Subsidiary within ten days. If a Participating Employee’s employment terminates before the Delivery Date, he or she will be required to submit a check in the appropriate amount to the Company or a U.S. Subsidiary.

Notwithstanding anything else in the Plan, the Company reserves the right to pursue any and all remedies that may be available to it if a Participating Employee fails to forward a check in the amount of any required tax payment within the specified period, including, without limitation, the right to treat an order as void and without effect or to delay delivery of acquired Shares until payment has been made. The security interest held by the Company or its U.S. Subsidiary in a Participating Employee’s Shares will continue in effect until the Participating Employee has satisfied all tax obligations under the Plan. If a Participating Employee fails to make any required tax payment, the Company or its U.S. Subsidiary may exercise any rights it has under law. See “Consequences of a Default in Payment” above. The Participating Employee will remain liable for any shortfall.

7

5.	Safekeeping

The Shares acquired pursuant to the Plan will be issued in book-entry form and registered in the name of each Participating Employee in separate individual accounts on the books of BNP Paribas Securities Services S.A. (the “Registrar”) in France. The Company may, in its discretion, designate a different financial institution to serve as Registrar in the future.

The Registrar will issue periodic statements to Participating Employees. Such statements will reflect any dividends received and distributed to a Participating Employee since the last statement.

The Company or one or more of its subsidiaries will bear all administrative charges relating to maintenance of a Participating Employee’s accounts with the Registrar at least until the end of the Lock-up Period, provided that the Participating Employee maintains his or her account with the Registrar during this period and is an employee of the Orange Group. A Participating Employee will be responsible for taxes, brokerage and similar charges incurred in connection with resales of Shares. See “Specific Terms - Consequences of a Default in Payment.”

6.	Resales

For so long as Shares are held by a Participating Employee through the Registrar, any sale of Shares by such Participating Employee will be made through the Registrar. The Registrar will offer the Shares, or cause the Shares to be offered for sale, on the Euronext market. The sale of Shares is subject to brokerage commissions, for which the selling Participating Employee will be responsible.

7.	Rights of Participating Employees as Shareholders

Except as otherwise noted, a Participating Employee will have the rights and privileges provided under French law with respect to the Shares that he or she acquires under the Plan. Voting and dividend rights with respect to the Shares are described below.

Voting and Dividends. As of the Delivery Date, each Participating Employee will have all of the rights of holders of Ordinary Shares, including all applicable voting and dividend rights.

The Company is not subject to the proxy rules of the U.S. Securities Exchange Act of 1934, as amended.

The Company currently pays dividends. There can be no assurance that the Company will continue to pay dividends on the Shares in the future, nor can any assurance be given as to the amount of any such dividends.

Rights. The Company may, from time to time, offer to its shareholders rights to subscribe for additional Shares or rights of any other nature. The Company may, in its sole discretion, decide not to register such rights or the securities to which such rights relate under the U.S. Securities Act of 1933, as amended (the “Securities Act”), where such registration would be required in connection with the offer or sale of such rights or securities to Participating Employees. In such case, Participating Employees may not be permitted to acquire such securities or otherwise exercise such rights and the Registrar may dispose of such rights for the account of the Participating Employees in a manner that it deems equitable and practicable and distribute the proceeds to the Participating Employees (subject to the payment of any expenses incurred in connection with such disposal).

8.	Bonus Shares

The Company may offer matching contributions in the form of bonus Shares (“Bonus Shares”) to each Participating Employee in an amount of up to €2,600 per Participating Employee per offering under the Plan. The number of Bonus Shares allocated to each Participating Employee will be fixed in proportion to such Participating employee’s investment amount.

8

Details regarding the rules of allocation of Bonus Shares applicable to each offering under the Plan, if any, will be provided to each Eligible Employee prior to the start of the Reservation Period.

9.	Administration and Amendment

Administration. The Plan shall be administered by a committee (the “Committee”). The members of the Committee shall be appointed with the approval of, and serve at the discretion of, the Company. Any member of the Committee who is an employee of the Company or a participating subsidiary shall be eligible to participate in the Plan on the same terms as other Eligible Employees. Decisions of the Committee are final, binding and conclusive in all matters relating to the Plan, including, without limitation, any determination of whether an individual is an Eligible Employee.

The Plan provides for the making of certain determinations, including, without limitation, determinations of fair market value of Shares. The Company (which may, but shall not be required to, act through the Committee) shall be responsible for making all such determinations, and all such determinations shall be final, binding and conclusive on Participating Employees.

No member of the Committee shall be liable for anything whatsoever in connection with the administration of the Plan except such member’s own willful misconduct. Under no circumstances shall any member of the Committee be liable for any act or omission of any other member of the Committee. In the performance of its functions with respect to the Plan, the Committee shall be entitled to rely upon information and advice furnished by the officers of the Company, it subsidiaries (including the U.S. Subsidiaries) and affiliates (the “Orange Group”), the Orange Group’s accountants and counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such advice. Members of the Committee will be indemnified by the Company or another member of the Orange Group (including the U.S. Subsidiaries) for any liabilities, expenses or losses incurred by them in connection with the administration of the Plan.

Right to Amend or Terminate the Plan. The Company in its discretion may amend the terms of the Plan at any time, or from time to time. No such amendment, however, may adversely affect the rights of Participating Employees in Shares that they have already purchased under the Plan. In addition, the Company reserves the right to terminate operation of the Plan at any time in its sole discretion. Should it elect to do so before delivery of any of the Shares for which orders were tendered, the orders shall be canceled, and this Plan shall cease to have any effect.

10.	Continued Employment

A reservation or subscription under the Plan is not an employment agreement. Neither the Plan nor any reservation or subscription order will confer on any Participating Employee or Eligible Employee any rights to continued employment with any member of the Orange Group.

11.	Governing Law

The Plan shall be subject to the laws of the French Republic. Any dispute, controversy or claim arising out or relating to this Plan shall be submitted to the exclusive jurisdiction of the courts of Paris (France).

9